DelawarePAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"VALENT IS HOLDINGS, INC " , A DELAWARE CORPORATION,

WITH AND INTO "URIGEN N. A . , INC." UNDER THE NAME OF "URIGEN N. A . , INC " , A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE THIRTEENTH DAY OF JULY, A.D. 2007, AT 8:19 O'CLOCK P.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE AND KENT COUNTY RECORDER OF DEEDS.

4230347 8100M 070814832	/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
AUTHENTICATION: 5846365
DATE: 07-17-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:19 PM 07/13/2007
FILED 08:19 PM 07/13/2007
SRV 070814832 - 4230347 FILE

CERTIFICATE OF MERGER
OF
VALENTIS HOLDINGS, INC.,
A DELAWARE CORPORATION,
INTO
URIGIN N.A., INC.,
A DELAWARE CORPORATION

Pursuant to Section 252 of the Delaware General Corporation Law, the undersigned hereby executes this Certificate of Merger:

I.

The names of each of the constituent corporations to the merger are Valentis Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware ("Valentis Holdings"), and Urigen N.A., Inc., a corporation organized and existing under the laws of the State of Delaware ("Urigen").

An Agreement and Plan of Merger (the "Plan of Merger") has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252 of the Delaware General Corporation Law.

The name of the surviving corporation is Urigen N.A., Inc., a Delaware corporation (the "Surviving Corporation").

IV.

The total number of shares of stock which the Surviving Corporation is authorized to issue is twenty million (20,000,000) shares of Common capital stock with 50.00001 par value per share arid six million (6,000,000) shares of Preferred capital stock with 0.00001 par value per share.

V.

The Certificate of Incorporation and Bylaws of Urigen in effect immediately prior to the filing of this Certificate of Merger shall be the certificate of incorporation and bylaws of the Surviving Corporation.

VI.
The directors and officers of the Surviving Corporation shall be as follows:

Directors
William J. Gamer
C. Lowell Parsons
Tracy Taylor
Martin Shmagin

Officers
William J. Garner	President & Chief Executive Officer
Martin Shmagin	Treasury & Chief Financial Officer
Arnie Franklin	Secretary
Terry Nida	Vicc President & Chief Operating Officer

VII.
The executed Plan of Merger is on file at the principal office of the Surviving Corporation located at 875 Mahler Road, Suite 235, Burlingame, CA 94010.

VI.

A copy of the executed Plan of Merger will be furnished by the Surviving Corporation. on request and without cost, to any stockholder of any constituent corporation.

[Signatures commence on the following page"

IN WITNESS WHEREOF, the undersigned, as the Surviving Corporation of the merger, has caused this Certificate of Merger to be signed by its duly authorized officer this 13th day of July 2007.

URIGEN N.A., INC.,
a Delaware corporation
Date:	By:	/s/ Martin E. Shmagin
Name: Martin E. Shmagin
Title: Chief Financial Officer

SIGNATURE PAGE TO CERTIFICATE OF MERGER